EXHIBIT 15



February 23, 2005

TXU Energy Company LLC
1601 Bryan Street
Dallas, Texas 75201

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of TXU Energy Company LLC and subsidiaries for the three-month periods ended March 31, 2004 and 2003, and have issued our report dated May 14, 2004 (except for Note 8 of the Notes to Condensed Financial Statements, as to which the date is December 10, 2004), for the six-month periods ended June 30, 2004 and 2003, and have issued our report dated August 12, 2004, and for the nine-month periods ended September 30, 2004 and 2003, and have issued our report dated November 12, 2004. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Current Report on Form 8-K for the quarter ended March 31, 2004 and on your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP
Dallas, Texas